Exhibit 10.26

Stock Option Agreement

(Nonstatutory Stock Option Under

Stericycle, Inc. [2005/2008/2011] Incentive Stock Plan)

Subject to the following terms, Stericycle, Inc., a Delaware corporation (the Company), grants to the following employee of the Company or one of its subsidiaries (Employee), as of the following grant date (the Grant Date), a nonstatutory stock option (the Option) to purchase the following number of shares of the Company’s common stock, par value $.01 per share (the Option Shares), at the following purchase price per share (the Exercise Price), exercisable in accordance with the following vesting schedule subject to the following expiration date (the Expiration Date):

Employee:	[name]
Grant date:	[date], 2014
Number of option shares:	[number]
Exercise price per share:	$[price]
Vesting schedule:	Full vesting as of the Grant Date
Expiration date of option:	[date], 2024

Terms of Option

1. Plan. The Option has been granted under the Stericycle, Inc. [2005/2008/2011] Incentive Stock Plan (the Plan), which is incorporated in this Agreement by reference. Capitalized terms used in this Agreement without being defined (for example, the term “Plan Administrator”) have the same meanings that they have in the Plan.

2. Exercisability. The Option may be exercised in whole or in part at any time prior to the Option’s Expiration Date. Any portion of the Option that remains unexercised shall expire on the Option’s Expiration Date.

The Option is subject to forfeiture and automatic cancellation as provided in the Employee Covenant Agreement referred to in Paragraph 6 of this Agreement. In addition, Employee may be required to repay Stericycle the net proceeds from the sale of any Option Shares as also provided in the Employee Covenant Agreement.

3. Manner of Exercise. The Option may be exercised in respect of a whole number of Option Shares (and only in respect of a whole number) by:

(a) written notice of exercise to the Plan Administrator (or its designee) at the Company’s principal executive offices (which are currently located at 28161 North Keith Drive, Lake Forest, Illinois 60045), which is received prior to the Option’s Expiration Date; together with

(b) full payment of the Exercise Price of the Option Shares in respect of which the Option is exercised; and

(c) full payment of an amount equal to the Company’s federal, state and local withholding tax obligation, if any, in connection with the Option’s exercise.

In addition, the exercise of the Option shall be subject to any procedures and policies in effect at the time of exercise that the Plan Administrator has adopted to administer the Plan.

4. Manner of Payment. Employee’s payment of the Exercise Price of the Option Shares in respect of which the Option is exercised, and his or her payment of the Company’s withholding tax obligation, if any, in connection with the exercise, shall be made by certified or bank cashier’s check or by a wire transfer of immediately available funds.

Payment also may be made by a “cashless” net exercise through a broker approved by the Plan Administrator for the purpose, pursuant to which the full amount due to the Company is remitted directly by the broker from the net proceeds of the sale of a sufficient number of Option Shares. In addition, payment may be made in any other manner authorized by the Plan and specifically permitted by the Plan Administrator at the time of exercise.

5. Transferability. The Option may not be transferred, assigned or pledged (whether by operation of law or otherwise), except (i) as provided by will or the applicable laws of intestacy or (ii) in accordance with Section 5.5 of the Plan. The Option shall not be subject to execution, attachment or similar process.

6. Employee Covenant Agreement. This Agreement and the grant of the Option are subject to Employee’s agreement to be bound by the Employee Covenant Agreement which has been provided or made available to Employee with this Agreement. The Company would not have granted the Option to Employee without Employee’s agreement to be bound by the Employee Covenant Agreement.

7. Interpretation. This Agreement is subject to the terms of the Plan, as the Plan may be amended, but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Employee’s rights in respect of the Option without Employee’s consent.

If there is a conflict or inconsistency between this Agreement and the Plan, the terms of the Plan shall control. The Plan Administrator’s interpretation of this Agreement and the Plan shall be final and binding.

8. No Employment Rights. Nothing in this Agreement shall be considered to confer on Employee any right to continue in the employ of the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate Employee’s employment.

9. No Stockholder Rights. Employee shall not have any rights as a stockholder of the Company in respect of any of the Option Shares unless and until Option Shares are issued to Employee following the exercise of the Option.

10. Governing Law. This Agreement shall be governed in accordance with the laws of the State of Illinois.

11. Binding Effect. This Agreement shall be binding on the Company and Employee and on Employee’s heirs, legatees and legal representatives.

12. Effective Date. This Agreement shall not become effective until Employee’s acceptance of this Agreement and agreement to be bound by the Employee Covenant Agreement. Upon such acceptance and agreement, this Agreement shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or Employee.

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